Exhibit 10.1

MS. ANDREA CLARK EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of October 1, 2013, (the “Effective Date”) between Health Revenue Assurance Holdings, Inc. and Subsidiaries, a Nevada corporation (the “Company”), and Ms. Andrea Clark (“Employee”).

RECITALS:

WHEREAS, pursuant to the terms and conditions of this Agreement, from and after the Effective Date the Company and Employee desire for Employee to serve as the Chief Executive Officer and Chairman of the Board,  for the compensation and on the terms and conditions set forth below; and

WHEREAS, it is a condition to the consummation of the Transaction that the Company and Employee enter into this Agreement; and

WHEREAS, this Agreement supersedes the previous employment agreement dated July 15, 2011,

NOW, THEREFORE, in consideration of the foregoing recitals and the promises and conditions herein contained, the parties, intending to be legally bound, hereby agree as follows:

1.           Employment.  The Company hereby employs Employee, and Employee hereby accepts employment with the Company, as its Chief Executive Officer and Chairman of the Board for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

2.           Term.  This Agreement shall commence on the Effective Date and shall continue for a term of Three (3) years from and after the Effective Date (the “Initial Term”), and shall automatically be extended for successive Three (3) year terms thereafter (each successive term, a “Renewal Term” and, collectively with the Initial Term, the “Term”) unless (i) at least ninety (90) days prior to the end of the Term of this Agreement, either Employee or the Company notifies the other in writing that Employee or the Company elects to terminate this Agreement effective upon the expiration of the Term, or (ii) this Agreement is terminated in accordance with the terms of Section 3 below.

3.           Termination of Employment by Company.

(a)          Termination of Employment by the Company with Cause.

(i)           Notwithstanding anything herein to the contrary, the Company may terminate this Agreement at any time for Cause (as defined below).  In such event this Agreement shall be deemed effectively terminated as of the time of delivery of such notice.  For the avoidance of doubt, there will be no severance pay or other special payment upon termination of employment (other than retaining any Shares previously awarded to you).

(ii)          For purposes of this Agreement, “Cause” means (i) you materially breach any of the duties or obligations under this Agreement, including any confidentiality and proprietary obligations, (ii) your willful or grossly negligent misconduct that is injurious to the Company, (iii) your criminal conviction, guilty plea or plea of nolo contendere in connection with a crime that constitutes a felony under applicable law; or (iv) the conviction for, the admission of or confession to, or the plea of “guilty” or “no contest” to a crime involving moral turpitude.

(b)           Termination of Employment by the Company and Severance Benefits Awarded without Cause.

(i)           If, during the Term, the Company terminates Employee’s employment, Employee shall receive, on the date which is thirty (30) days after the effective date of such termination (or Employee’s estate shall receive, as soon as practicable after Employee’s death, if earlier) in a cash severance benefit a lump sum  calculated by (A) two (2) times the Base Salary immediately before termination of your employment and (B) a pro-rata bonus payment based on any bonus or incentive award plan in effect at that time and (C) any earned but unpaid base salary and earned but unpaid bonus compensation and (D) any accrued but unpaid vacation time in accordance with Company policies.

(c)           Termination of Employment Due to Death or Disability and Severance Benefits.

(i)           Employee’s employment shall be deemed terminated by the Company upon Employee’s death.  The Company may terminate Employee’s employment for Disability.  In the event of a termination as a result of Employee’s Disability or death, Employee (or his estate, in the case of death, or legal representative, as applicable) shall receive, as soon as reasonably practicable after the date of such termination and in any event no later than thirty (30) days after the date of such termination, in a lump sum calculated by (A) Two (2) times the Base Salary immediately before termination of your employment and (B) a pro-rata bonus payment based on any bonus or incentive award plan in effect at that time and (C) any earned but unpaid base salary and earned but unpaid bonus compensation and (D) any accrued but unpaid vacation time in accordance with Company policies.

(d)           Other Termination of Employment.

(i)           The other general terms and conditions which will obligate the Company and/or it’s successors to pay severance benefits shall include your resignation within 12 months after the occurrence of any of the following events:

a)	A reduction in your base salary

b)
A material change in your authority, duties or responsibilities. A material adverse change in your authority, duties or responsibilities includes without limitation, your ceasing to be the Chief Executive Officer and Chairman of the Board, or your no longer being part of the executive team.

You must provide the Board with written notice within 60 days after the occurrence of one or more of the above events, and the Board will have 30 days during which it may remedy the condition so identified.

(ii)          Any outstanding stock options, restricted share awards, performance grants and the like held by Employee on Employee’s last day of service shall become fully vested and remain exercisable for the life of such award and shall not be forfeited for any reason whatsoever.

4.           Base Salary.  The Company shall pay Employee an annual salary of (ONE-HUNDRED SEVENTY FIVE THOUSAND ($175,000.00) DOLLARS) payable according to the customary payroll practices of the Company for the then current period. The annual base salary may be increased, but not decreased, from time to time as determined by the Board.

5.           Expenses.  Employee shall be entitled to timely reimbursement of all reasonable expenses incurred by employee in the performance of duties in accordance with the Company’s policies.

6.           Benefits.  Employee shall be entitled to participate in all of the Company’s health, disability, insurance, 401(k) and other employee benefit programs and equity programs for which management employees of Company are generally eligible.

7.           Executive Bonus Program.  Employee shall be entitled to participate in any executive bonus program implemented for executives of the Company and approved by the Board.

8.           Additional Incentive Awards.  Additional incentive awards, restricted stock and stock options may be granted to you at the discretion of the Board.

9.           Taxes.  The Company shall make provision for the reporting and withholding of any federal, state or local income and payroll taxes that may be required to be withheld from the amounts or benefits payable pursuant to the terms of this Agreement and shall pay amounts withheld to the appropriate taxing authorities.

10.           Vacation.  Employee shall be entitled to six (6) weeks paid vacation per year.

11.           Early Employee Resignation. It is in the best interest of the Company for Employee to remain employed for a minimum period of two (2) years from the effective date of this Agreement. In the event Employee voluntarily resigns within this initial two year period then the Employee shall not be entitled to any benefits on date of resignation and the Company’s obligations under this Agreement will cease.

(a)          In the event Employee voluntarily resigns after the initial two (2) years from the effective date of this Agreement, Employee shall be entitled to the following:

(i)           Employee shall receive, as soon as reasonably practicable after the last date of employment and in any event no later than thirty (30) days after such date, (A) any earned but unpaid base salary and earned but unpaid bonus compensation and (B) any earned but unpaid vacation time in accordance with Company policies and (C) a pro-rata bonus payment based on any bonus or incentive award plan in effect at that time and (D) Registered common shares equal in number of shares to 100% of the Base Salary immediately before resignation.  In lieu of receiving registered common shares Employee may elect to receive fully vested and  cashless exercisable discounted stock options equal in number of shares to 100% of the Base Salary immediately before resignation.

12.           Benefits Following A Change in Control of the Company.

To the extent that during the Term there shall be a Change in Control as hereinafter defined, notwithstanding any term to the contrary in this Agreement, the Executive shall be entitled to receive the Change in Control Compensation, as hereafter defined.

For purposes of this Agreement, a “Change in Control" means the occurrence of any one or more of the following:

(i)
The consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of the Company or transfer of voting securities of the Company of at least 50% immediately before the transaction.

(ii)	The Company's shareholders approve a complete liquidation or dissolution of the Company.

(iii)
Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board; and for this purpose, any individual who becomes a member of the Board after the date of this Agreement whose election, or nomination for election by holders of the Company's Voting Securities, was approved by the vote of at least a majority of the individuals then constituting the Incumbent Board shall be considered a member of the Incumbent Board.

(iv)	Any transfer of ownership or control in which a new person or entity obtains a fifty percent or greater ownership interest in voting securities.

For all purposes of this Agreement, the Term Change in Control Compensation shall mean the sum of (A) any and all earned but unpaid Base Salary and earned but unpaid bonus compensation as of the date of the Change in Control; and (B) three (3) times the Base Salary; and (C) three (2) times the average bonus paid by the Company to Executive for the three (3) full calendar years immediately prior to the Change in Control and (D) any accrued but unpaid vacation time in accordance with Company policy. The Change in Control Compensation shall be paid to Executive within ten (10) days of the Change in Control. In addition, any outstanding stock options and unvested restricted stock and stock awards held by Executive as of the Change in Control shall become vested and exercisable as of such date, and shall remain exercisable as of the life of the option.

For avoidance of confusion, in the event of a Change in Control, the Executive shall be entitled to the Change of Control Compensation and not the Termination Compensation.

In the event that the employee is terminated and within one (1) year of termination the Company enters into a change in control than employee shall be entitled to the Change of Control Compensation.

13.           Amendment and Waiver.  This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and Employee.  A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

14.           Notices.  All notices and other communications hereunder shall be in writing and delivered by hand, by first class registered or certified mail, return receipt requested, postage prepaid, or by a nationally recognized courier service, addressed as follows:

If to Company, to:                Mr. Evan McKeown, Chief Financial Officer
8551 W. Sunrise Boulevard
Suite 304
Plantation, Florida 33322
Telephone:  (954) 472-2340
Telecopier:  (954) 370-0157

If to Employee, to:        Ms. Andrea Clark
                                        11050 Canary Island CT
                                         Plantation, Florida 33324

Either party may from time to time designate a new address by notice given in accordance with this Section.  Notice and communications shall be effective when actually received by the addressee.

15.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.           Entire Agreement.  Except as otherwise specifically noted herein, this Agreement forms the entire agreement between the parties hereto with respect to the subject matter contained in the Agreement.  This Agreement shall supersede all prior agreements, promises and representations regarding the subject matter of this Agreement.

17.           Survival of Employee’s Rights.  All of Employee’s rights hereunder, including but not limited to his rights to compensation and benefits, shall survive the termination of Employee’s employment and/or the termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

HEALTH REVENUE ASSURANCE HOLDINGS, INC.

By:	/s/ Evan McKeown
Name:	Mr. Evan McKeown
Title:	Chief Financial Officer

EXECUTIVE

/s/ Andrea Clark
Ms. Andrea Clark